As filed with the Securities and Exchange Commission on January 18, 2005.

Registration No. 333-72672

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4 to

Form S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CHEVRONTEXACO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-0890210

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road San Ramon, California	94583

(Address of Principal Executive Offices)	(Zip Code)

TEXACO INC. STOCK INCENTIVE PLAN
TEXACO INC. DIRECTOR AND EMPLOYEE DEFERRAL PLAN
TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN
CHEVRONTEXACO CORPORATION EMPLOYEE SAVINGS INVESTMENT PLAN
CHEVRONTEXACO CORPORATION LONG-TERM INCENTIVE PLAN
CHEVRONTEXACO CORPORATION DEFERRED COMPENSATION PLAN FOR MANAGEMENT EMPLOYEES

(Full title of the plans)

Copy to:
Lydia I. Beebe ChevronTexaco Corporation 6001 Bollinger Canyon Road San Ramon, CA 94583 (925) 842-1000	Terry M. Kee Pillsbury Winthrop LLP 50 Fremont Street San Francisco, CA 94105 (415) 983-1000

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed	Amount of
Securities To	To Be	Offering Price	Maximum Aggregate	Registration
Be Registered	Registered	per Share	Offering Price	Fee

Common Stock	145,151,894 shares (1)	N/A	N/A	N/A (3)

Common Stock	4,782,829 shares (2)	N/A	N/A	N/A (3)

Total Registration Fee		N/A	N/A	N/A (3)

(1)	Includes 67,189,931 shares of Common Stock, in addition to the 77,961,963 registered on November 1, 2001 for issuance under the Texaco Inc. Stock Incentive Plan, the Texaco Puerto Rico Inc. Retirement Savings Plan, the ChevronTexaco Corporation Employee Savings Investment Plan, and the ChevronTexaco Corporation Long-Term Incentive Plan, to adjust for the Stock Split.

(2)	Includes 2,240,456 shares of Common Stock, in addition to the 2,542,373 registered on November 1, 2001 representing shares of Common Stock attributable to deferred compensation obligations under the ChevronTexaco Corporation Deferred Compensation Plan for Management Employees, to adjust for the Stock Split.

(3)	The Registrant previously paid the registration fee in connection with the registration of a total of 80,504,336 shares of Common Stock on November 1, 2001 under this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement is deemed to cover the additional shares resulting from the Stock Split and no additional fee is required to be paid.

       The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

The Registrant has previously registered 80,504,336 shares of its Common Stock, par value $.75 per share, previously reserved for issuance under the Texaco Inc. Stock Incentive Plan, the Texaco Puerto Rico Inc. Retirement Savings Plan, the ChevronTexaco Corporation Employee Savings Investment Plan, the ChevronTexaco Corporation Long-Term Incentive Plan and the ChevronTexaco Corporation Deferred Compensation Plan For Management Employees (collectively, the “Plans”) under currently effective Registration No. 333-72672 filed on November 1, 2001, as previously amended (the “Registration Statement”).

As a result of a 2-for-1 stock split (the “Stock Split”) of the Common Stock of the Registrant in the form of a stock dividend distributed on September 10, 2004 (the “Distribution Date”) of one share of Common Stock for each share of Common Stock issued and outstanding on the record date of August 19, 2004, the 69,430,387 shares of Common Stock that are registered under the Registration Statement and not yet issued under the Plans as of the Distribution Date have been adjusted and increased by a ratio of 2-for-1, in order to account for the Stock Split and adjust the number of shares reserved and available for issuance pursuant to the Plans after the Distribution Date. Pursuant to Rule 416 under the Securities Act of 1933, the Registration Statement is deemed to cover these additional shares resulting from the Stock Split and the Registration Statement is hereby being amended to reflect the increase in the amount of shares of Common Stock registered.

This Post-Effective Amendment No. 4 affects only those provisions of the Registration Statement specifically restated herein. All other provisions of the Registration Statement remain unchanged.

Item 8. Exhibits

Exhibit
Number	Exhibit

5.1	Opinion regarding legality of securities to be offered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).

24.1 to 24.14	Powers of Attorney for directors and certain officers of Registrant, authorizing the signing of the registration statement on Form S-8 on their behalf.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on January 18, 2005.

CHEVRONTEXACO CORPORATION
By	DAVID J. O’REILLY*

David J. O’Reilly Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to Registration Statement has been signed below by the following persons in the capacities indicated on the 18th  day of January, 2005.

Principal Executive Officers (and Directors)	Directors

DAVID J. O’REILLY* David J. O’Reilly, Chairman of the Board and Chief Executive Officer	SAMUEL H. ARMACOST* Samuel H. Armacost

PETER J. ROBERTSON* Peter J. Robertson, Vice-Chairman of the Board	ROBERT E. DENHAM* Robert E. Denham

ROBERT J. EATON* Robert J. Eaton

Principal Financial Officer	SAM GINN* Sam Ginn

STEPHEN J. CROWE * Stephen J. Crowe, Vice-President and Chief Financial Officer	CARLA A. HILLS* Carla A. Hills

Principal Accounting Officer	FRANKLYN G. JENIFER* Franklyn G. Jenifer

MARK A. HUMPHREY* Mark A. Humphrey, Vice-President and Comptroller	J. BENNETT JOHNSTON* J. Bennett Johnston

SAM NUNN* Sam Nunn

CHARLES R. SHOEMATE* Charles R. Shoemate

*By /s/ Patricia L. Tai Patricia L. Tai, Attorney-in-Fact	CARL WARE* Carl Ware

Pursuant to the requirements of the Securities Act of 1933, the Administrator of the ChevronTexaco Corporation Employee Savings Investment Plan has duly caused this Post-Effective Amendment No. 4 to Registration Statement No. 333-72672 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Ramon, State of California, on the 18th day of January, 2005.

CHEVRONTEXACO CORPORATION EMPLOYEE SAVINGS INVESTMENT PLAN
By	/s/ Lydia I. Beebe
ChevronTexaco Corporation, Plan Administrator
By: Lydia I. Beebe, Corporate Secretary
ChevronTexaco Corporation

Pursuant to the requirements of the Securities Act of 1933, the Administrator of the Texaco Puerto Rico, Inc. Retirement Savings Plan has duly caused this Post-Effective Amendment No. 4 to Registration Statement No. 333-72672 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Guaynabo, Puerto Rico, on the 18th day of January, 2005.

TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN
By	/s/ Raul Rivera Avila
Raul Rivera Avila
Administrator of the Texaco Puerto Rico Inc. Retirement Savings Plan

INDEX TO EXHIBITS

Exhibit Number	Exhibit
5.1	Opinion regarding legality of securities to be offered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).

24.1 to 24.14	Powers of Attorney for directors and certain officers of Registrant, authorizing the signing of the registration statement on Form S-8 on their behalf.